Dataram Corporation Announces Name and Symbol Change to U.S. Gold Corp. and “USAU”, respectively

New Name, U.S. Gold Corp., and Symbol, “USAU”, Better Reflects the Company’s Gold Exploration Focus

ELKO, NV, June 26, 2017 – U.S. Gold Corp. (NASDAQ: USAU) today announced that its name change became effective with the State of Nevada on June 26, 2017, and NASDAQ approved a symbol change from “DRAM” to “USAU” effective as of the same date. Commencing today, the Company’s common shares will commence trading on the NASDAQ Capital Market under the trading symbol USAU.

Commenting on the symbol change, Edward Karr, U.S. Gold Corp.’s President and CEO stated, “We are pleased to announce our new trading symbol of USAU. Combining the “AU” symbol for gold with our geographic focus in the U.S., all of us at U.S. Gold Corp. believe this new symbol accurately represents our company: a U.S.-based, U.S.-listed, gold exploration company, focused on U.S. properties and assets. This symbol change is the final evolution of our acquisition of Gold King Corp. (formerly U.S. Gold Corp.). Each of Gold King Corp. and Dataram Memory remain a wholly-owned subsidiary of U.S. Gold Corp. and we continue to explore ways to maximize shareholder value with these subsidiaries in the future. Our primary focus as a gold exploration company is progressing our district scale Keystone property on the Cortez Trend in Nevada towards a potential discovery and advancing our Copper King project in Wyoming towards pre-feasibility.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S. focused gold exploration and development Company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in South East Wyoming and has a historical Preliminary Economic Assessment (PEA) done by Mine Development Associates in 2012 for Strathmore Minerals Corporation. Keystone is an exploration property on the Cortez trend in Nevada, identified and consolidated by David Mathewson. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Dataram Memory is an independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstations, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram Memory's memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram Memory manufactures and markets a line of Intel approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram Memory. Founded in 1967, the Company is a U.S. based manufacturer, with presence in the United States, Europe and Asia. For more information about Dataram Memory, visit www.dataram.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events, such as the exploration success of U.S. Gold Corp., development of new Dataram Memory products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of gold and mining industry cost inputs, memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products, risks with respect to U.S. Gold Corp. faced by junior mining companies generally engaged in exploration activities, and other factors described in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including the Risk Factors with respect to U.S. Gold Corp. contained in the Current Report on Form 8-K filed on May 26, 2017, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control.  The Company does not assume any obligations to update any of these forward-looking statements.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold